FOR IMMEDIATE RELEASE

                                   FOR:   PATIENT INFOSYSTEMS, INC.

                              CONTACT:    Roger L. Chaufournier
                                          President & Chief Executive Officer
                                          (800) 276-2575

                  INVESTOR RELATIONS:     Yvonne A.T. Milligan-Prince
                                          Investor Relations Coordinator
                                          (800) 276-2575

                               WEBSITE:   www.ptisys.com




PATIENT INFOSYSTEMS, INC. announces closing of the acquisition of American CareSource, reverse stock split and results of special meeting of stockholders

     Rochester, NY, December 31, 2003 -- Patient Infosystems, Inc. (OCTBB: PATI) Patient Infosystems, Inc. (OTC: PATI), a provider of health management solutions, today announced that it held its Special Meeting of Stockholders on Wednesday, December 31, 2003 at which time the stockholders approved amending the Company's charter in order to increase the authorized shares of capital stock to 100,000,000 shares in order to complete the acquisition of substantially all of the assets and liabilities of American CareSource, of Dallas, Texas. At the special meeting, the stockholders also approved a one for twelve reverse stock split. The spilt will be effective on Friday, January 9, 2004. The stockholders did not approve a proposal to change the name of the Company and as a result, the Company will continue to operate as Patient Infosystems. The stockholders also approved amending the Company's stock option plan to increase the number of shares of common stock reserved for issuance under the plan to 3,500,000.

     Subsequent to the special meeting of the stockholders, the acquisition of American CareSource (ACS) closed. American CareSource, a Dallas based company that operates as a national ancillary benefits management company, offers its clients a comprehensive product built around a national network of premier ancillary providers. ACS contracts, credentials, and reprices claims for its clients enabling administrative costs to be reduced while also offering savings to payors as a result of its pricing policies. American CareSource will continue to operate under its name as a wholly owned subsidiary of Patient Infosystems.

     "This is an extraordinary day for Patient Infosystems as we have worked closely with the directors, management and staff of American CareSource on the integration of the two companies. The acquisition will enable Patient Infosystems to expand its product portfolio and bring to market additional services that reduce health care costs while improving health outcomes," reported Roger Chaufournier, President and CEO of Patient Infosystems. Mr. Chaufournier went on to say "Patient Infosystems is evolving into a diversified health care company that will offer a full menu of products and services to help employers, payers, union health benefit funds, government agencies and providers more effectively manage health care costs while at the same time maintaining a focus on generating improved outcomes for beneficiaries, employees and patients. Management is optimistic for the Company for 2004"

     Patient Infosystems is a health management solutions company that integrates clinical expertise with advanced Internet, call center, and data management capabilities. The Company offers a comprehensive portfolio of population-based interventions such as risk identification and stratification, demand management, disease management, and case management support. These services enable providers and payors to make more informed and timely decisions regarding the care of patients and members. The result is intended to be more cost effective care and improvement in human, clinical, and economic outcomes.


     "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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